Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
SinoCoking Coal and Coke Chemical Industries, Inc.

We consent to the incorporation in this Registration Statement (“Registration Statement”) on Form S-1 of our report dated November 18, 2009 on our audits of the consolidated financial statements of SinoCoking Coal and Coke Chemical Industries, Inc. and Subsidiaries as of June 30, 2009 and 2008 and for the years ended June 30, 2009, 2008 and 2007. We also consent to the reference in the Registration Statement to our firm under the caption “Experts”.

/s/ Frazer Frost, LLP
(successor entity of Moore Stephens Wurth Frazer and Torbet, LLP)
Brea, California
May 10, 2010